Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 28, 2024, relating to the financial statements and financial highlights of Yorktown Growth Fund, Yorktown Multi-Sector Bond Fund, Yorktown Short Term Bond Fund, and Yorktown Small Cap Fund, each a series of American Pension Investors Trust, for the year ended January 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

May 28, 2024